Exhibit 2(g)


                                    MANAGEMENT AGREEMENT


         AGREEMENT dated as of May 7, 1999, between The Asia Pacific Fund, Inc. ("Fund"), a Maryland corporation registered under the Investment Company Act of 1940 ("the 1940 Act"), and Baring Asset Management (Asia) Limited, a Hong Kong corporation ("Investment Manager")

         1.  INVESTMENT MANAGER

         1.1. The Investment Manager will manage, in accordance with the Fund's stated investment objective, policies and limitations and subject to the supervision of the Fund's Board of Directors, the Fund's investments and make investment decisions on behalf of the Fund, including the selection of and placing of orders with brokers and dealers to execute portfolio transactions on behalf of the Fund.

         1.2. The Fund will pay the Investment Manager a fee at the annual rate of 1.10% of the Fund's average weekly net assets up to U.S. $50 million, 0.90% of such amounts between U.S. $50 million and U.S. 100 million and 0.70% of such amounts in excess of U.S. $100 million, computed on the basis of net asset value at the end of each week and payable at the end of each calendar month.


         2. EXPENSES. The Investment Manager shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Manager. The Fund will bear all of its own expenses, including fees of the Fund's directors who are not interested persons (as defined in the 1940
Act)of any other party; out-of-pocket travel expenses for all directors and other expenses incurred by the Fund in connection with meetings of directors; interest expense; taxes and government fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of preparing stock certificates; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; expenses of obtaining and maintaining stock exchange listings of the Fund's shares; and the expenses of shareholders' meetings and of the preparation and distribution of proxies and reports to shareholders.


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         3. LIABILITY AND INDEMNITY.  The Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. The Fund agrees to indemnify and hold harmless the Investment Manager and its directors, officers and controlling persons against reasonable legal expenses incurred by each of them in such a successful defense against any claims to which the Investment Manager or such person may become subject that arises out of or is based upon the services to be performed by the Investment Manager under this Agreement.

         4. SERVICES NOT EXCLUSIVE. It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager, or any of its affiliates, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among such clients and the Fund in a manner believed by the Investment Manager to be equitable to such clients and the Fund.

         5. DURATION AND TERMINATION. This Agreement shall be effective for a period of twelve months from its execution and shall continue in effect for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either
(a) the vote of a majority of the outstanding  voting securities of the Fund, or
(b) the vote of a majority of the Fund's Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated by the Fund, without the payment of any penalty, upon vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund, at any time upon not less than 60 day's prior written notice to the Investment Manager, or by the Investment Manager upon not less than 90 days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

         6.  MISCELLANEOUS.

         6.1. This Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act and any rules, regulations and orders thereunder.


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         6.2. The captions in this Agreement are included for  convenience  only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         6.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of the Agreement shall be deemed to be severable.

         6.4. Nothing herein shall be construed as constituting any party an agent of the Fund or of any other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                        THE ASIA PACIFIC FUND, INC.

                                        By:/s/ Robert F. Gunia
                                           -------------------------------------
                                           Vice President


                                        BARING ASSET MANAGEMENT
                                        (ASIA) LIMITED



                                        By:/s/ Christopher Cairns
                                           ------------------------------------
                                           Director